EXHIBIT 99.2

Mr. Lourenco Goncalves
Chairman, President and Chief Executive Officer
Cliffs Natural Resources Inc.
200 Public Square
Cleveland, Ohio 44114-2544

September 12, 2014

Dear Mr. Goncalves:
I hereby tender my resignation as a director of Cliffs Natural Resources Inc., effective immediately.
I respect the recent decision by the Cliffs’ shareholders to elect you and a majority of new directors to the company’s board. After careful consideration, I have concluded that under the current circumstances, my ability to influence Cliffs’ future direction and thereby serve the interests of all of its shareholders has become limited.
I have great admiration for Cliffs and have thoroughly enjoyed working with its dedicated employees. I wish Cliffs success in the future.

Very truly yours,

Mark Gaumond

cc:    James D. Graham